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                                                                     Exhibit (L)



                                  July 27, 1992



Donald J. Zimmerman, President
ONE Fund, Inc.
237 William Howard Taft Road
Cincinnati, Ohio  45219

Re:      Supplement to Investment Letter

Dear Don:

This letter is supplementary to The Ohio National Life Insurance Company's letter of May 12, 1992 ("Re: Subscription of Capital Stock") whereby the subscriber declared its intention to purchase $100,000 of the shares of ONE Fund, Inc., as described in that letter, for investment purposes only with no present intention to resell, redistribute or redeem such securities.

The Ohio National Life Insurance Company now further declares that it understands and agrees that it shall continue to hold the aforementioned $100,000 of capital stock for at least as long as the initial pre-effective "start-up" expenses of ONE Fund, Inc. continue to be carried on the latter's books as a capital item.

                                     THE OHIO NATIONAL LIFE INSURANCE COMPANY


                                     By /s/ Joseph P. Brom
                                       -----------------------------------------
                                        Joseph P. Brom, Senior Vice President
                                        and Chief Financial Officer

JPB/nh